Exhibit 99.1

SRX Global Commits $1.5 Million to Launch Family of AI-Powered ETFs through its EMJX Platform, Partnering with Kupa AI Co-Founder Andy Kim

SRX to dividend ETF holdings to shareholders

Initial ETF to feature an actively managed digital asset hedging strategy powered by EMJX’s proprietary AI technology

NORTH PALM BEACH, Fla., Oct. 6, 2026 — SRX Global Inc. (NYSE American: SRXH) (the “Company” or “SRX”), an AI-enabled platform dedicated to generating long-term shareholder value through investments in high-conviction operating companies and strategic assets, today announced a $1.5 million commitment to launch a new family of actively managed Exchange Traded Funds (ETFs) through its EMJX platform, marking the first step in bringing EMJX’s proprietary AI-driven investment intelligence to the broader investing public.

The ETF family will be actively managed by Eric Jackson, President, EMJX Platform and Head of Asset Management. Kupa AI, an AI fintech company co-founded by Andy Kim, will oversee the logistics of the launch.

Andy Kim is the Co-Founder of Kupa AI, which develops and operates a global suite of financial products across stocks, bonds, prediction markets, and copy trading under the Unlok brand. Prior to founding Kupa AI, Mr. Kim was Co-Founder, Chief Investment Officer, and Managing Member of Pinz Capital Management, a New York-based hedge fund focused on relative value, event-driven, special situations, and systematic market-neutral strategies across more than 40 countries. Earlier in his career, he was a hedge fund manager at leading global investment firms, including Millennium Management and Paloma Partners. Mr. Kim holds a degree in Economics and Statistics from the University of Chicago and a Master’s degree in Financial Engineering from the University of California, Berkeley.

EMJX expects its first ETF to be available to retail and institutional investors in the first quarter of 2027. The initial fund will execute a specialized hedging strategy for digital assets, powered by EMJX’s proprietary AI-driven regime model, which is designed to identify shifts in market conditions and adjust portfolio exposure across bullish, bearish, and mixed market environments.

The ETF launch represents a significant milestone in the commercialization of the EMJX platform. As previously discussed, the Company has received inbound interest from parties seeking access to the EMJX model, including ETF sponsors, digital asset treasuries, and other institutional investors. Unlike many actively managed strategies that are available only to accredited investors through private vehicles, an exchange-traded structure is expected to make EMJX’s approach accessible to any investor with a brokerage account.

“We are consistently looking for unique, technology-enabled opportunities that drive tangible value for our shareholders,” said Kent Cunningham, Chief Executive Officer of SRX Global Inc. “Bringing EMJX to market through an ETF puts our proprietary intelligence in front of a far broader universe of investors, while keeping SRX shareholders directly aligned with its success. Eric leads the investment strategy, and with Andy and the Kupa AI team overseeing launch logistics, we believe we have the right partners in place to execute. By providing the initial capital for this launch, we are backing a differentiated product built on our own technology and creating a direct link between its growth and value for our shareholders.”

In keeping with the Company’s ongoing commitment to returning value to its shareholders, SRX intends to dividend its holdings from this ETF launch directly to SRX shareholders. Additional details, including timing and record date, will be announced at a later date.

Eric Jackson, President, EMJX Platform and Head of Asset Management, added, “We are thrilled to bring this innovative family of ETFs to both retail and institutional investors. Strategies designed to actively manage digital asset volatility have largely been the domain of hedge funds and private vehicles. By leveraging EMJX’s proprietary technology, our first offering is designed to provide a disciplined hedging strategy for digital assets, addressing a critical need in today’s dynamic market. I look forward to working alongside Andy and the Kupa AI team to bring this strategy to market.”

About SRX Global Inc.

SRX Global is an AI-driven platform focused on generating long-term shareholder value through investments in high-conviction operating companies, strategic assets, and technology-enabled opportunities. The Company leverages proprietary technology, data analytics, and disciplined capital allocation to identify and manage investments across multiple sectors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “expect,” “intend,” “aim,” “plan,” “may,” “could,” “target,” and similar expressions are intended to identify forward-looking statements, including statements regarding the Company’s investment strategy, capital allocation and portfolio positioning, the anticipated benefits and timing of the EMJX ETF launches, the receipt of required regulatory approvals, the performance of third parties, including Kupa AI, the form, timing, and tax treatment of any dividend of ETF holdings to shareholders, the ability to make dividend payments to shareholders, and the anticipated performance of the digital asset hedging strategy. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including risks described in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them, except as required by law.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy shares of any ETF. Any offering of ETF shares will be made only by means of a prospectus filed with the Securities and Exchange Commission.

Company Contact

SRX Global Inc.

Kent Cunningham, Chief Executive Officer

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

212-896-1254

srx@kcsa.com